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EXHIBIT 5

[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
999 Third Avenue, Suite 4000, Seattle, Washington 98104-4099
Phone: 206-839-4800            Fax: 206-839-4801            www.graycary.com

December 19, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

    As legal counsel for Applied Microsystems Corporation, a Washington corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 1,515,000 shares of the Common Stock of the Company which may be issued pursuant to the exercise of options granted under the Company's 1992 Performance Stock Plan (the "Stock Plan"), the exercise of options pursuant to a certain individual stock option agreement (the "Agreement") and the exercise of purchase rights pursuant to the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan").

    We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of Washington and we express no opinion concerning any law other than the law of the State of Washington, and the federal law of the United States.

    Based on such examination, we are of the opinion that the 1,515,000 shares of Common Stock which may be issued pursuant to the Stock Plan, the Agreement and the Purchase Plan are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Stock Plan, the Agreement and the Purchase Plan will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ GRAY CARY WARE & FREIDENRICH LLP
GRAY CARY WARE & FREIDENRICH LLP

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